Exhibit 107.1

CALCULATION OF REGISTRATION FEE

Form S-8

Pinterest, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the Pinterest, Inc. 2019 Omnibus Incentive Plan	457(a)	33,227,278 (2)	$19.79 (3)	$657,567,831.62	$138.10 per $1,000,000	$90,810.12
Total Offering Amounts					$657,567,831.62		$90,810.12
Total Fee Offsets							N/A
Net Fee Due							$90,810.12

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, $0.00001 par value per share (“Common Stock”) of Pinterest, Inc. (the “Registrant”) that become issuable under the Pinterest, Inc. 2019 Omnibus Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2) Reflects an automatic increase to the number of shares of Common Stock reserved for issuance pursuant to future awards under the Plan. Such increase automatically occurred on January 1, 2026 pursuant to the terms of the Plan.
(3)    Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on February 9, 2026.